OncoSec Announces Clinical Collaboration with Merck to Evaluate Combination of ImmunoPulse® IL-12 and KEYTRUDA® (pembrolizumab) for Metastatic Melanoma

San Diego, CA – May 10, 2017 — OncoSec Medical Incorporated (“OncoSec”) (NASDAQ: ONCS), a company developing DNA-based intratumoral cancer immunotherapies, has entered a clinical trial collaboration and supply agreement with Merck (known as MSD outside the United States and Canada) to evaluate the combination of OncoSec’s ImmuoPulse® IL-12 with Merck’s anti-PD-1 therapy KEYTRUDA® (pembrolizumab) in a Phase II clinical trial, referred to as PISCES. The planned clinical trial will evaluate the safety and efficacy of the combination in patients with metastatic melanoma following disease progression on previous treatment with an anti-PD-1 therapy.

“We are honored to collaborate with Merck – one of the world’s leading cancer immuno-oncology companies – to help bring innovative cancer treatments to patients with unmet medical needs,” said Punit Dhillon, CEO and President of OncoSec. “This collaboration is supported by our recent clinical data demonstrating the potential ability of ImmunoPulse® IL-12 to rescue patients who do not initially respond to anti-PD-1 therapy in melanoma. In addition to our recent Fast Track Designation for this population, OncoSec is uniquely positioned to meaningfully impact clinical outcomes for patients who do not currently have any other options. By working with innovative immuno-oncology leaders, this alliance underpins OncoSec’s strategy to combine our ImmunoPulse® IL-12 program with checkpoint inhibitor therapies to advance the care of patients.”

Eligible patients for this Phase II study will be those with Stage III/IV metastatic melanoma who are progressing, or have progressed, on previous treatment with an anti-PD-1 therapy. The collaboration agreement is between OncoSec Medical Incorporated and Merck, through a subsidiary. Under the agreement, OncoSec will sponsor and fund the study and Merck will provide KEYTRUDA®. Additional details of the collaboration were not disclosed.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc., Kenilworth, NJ, USA.

ImmunoPulse® is a registered trademark of OncoSec Medical Incorporated, San Diego, CA, USA.

About PISCES

PISCES (Anti-PD-1 IL-12 Stage III/IV Combination Electroporation Study) will be a Phase II multicenter study of ImmunoPulse® IL-12 in combination with KEYTRUDA® in patients with histological diagnosis of melanoma with progressive locally advanced or metastatic disease defined as Stage III or Stage IV. Eligible patients will be those with Stage III/IV metastatic melanoma who are progressing or have progressed on an approved anti-PD-1 therapy. The primary endpoint for this registration-directed trial will be best overall response rate (BORR).

About OncoSec Medical Incorporated

OncoSec is a biotechnology company developing DNA-based intratumoral immunotherapies with an investigational technology, ImmunoPulse®, for the treatment of cancer. ImmunoPulse® is designed to enhance the local delivery and uptake of DNA-based immune-targeting agents, such as IL-12. In Phase I and II clinical trials, ImmunoPulse® IL-12 has demonstrated a favorable safety profile and evidence of anti-tumor activity in the treatment of various solid tumors as well as a systemic clinical and immune response. OncoSec’s lead program, ImmunoPulse® IL-12, is currently in clinical development for metastatic melanoma and triple-negative breast cancer. The program’s current focus is on the significant unmet medical need in patients with melanoma who are refractory or non-responsive to anti-PD-1/PD-L1 therapies. In addition to ImmunoPulse® IL-12, the Company is also identifying and developing new immune-targeting agents for use with the ImmunoPulse® platform. For more information, please visit www.oncosec.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “can,” “may,” “will,” “suggest,” “look forward to,” “potential,” “understand,” and similar references to future periods.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause our results to differ materially and adversely from the statements contained herein. Potential risks and uncertainties that could cause actual results to differ from those predicted include, among others, the following: uncertainties inherent in pre-clinical studies and clinical trials, such as the ability to enroll patients in clinical trials and the risk of adverse events; unexpected new data, safety and technical issues; our ability to raise additional funding necessary to fund continued operations; and the other factors discussed in OncoSec’s filings with the Securities and Exchange Commission.

Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. OncoSec disclaims any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

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